Contact:

                                                                 Karen L. Howard
                            Vice President - Finance and Chief Financial Officer
                                                   Columbus McKinnon Corporation
                                                                    716-689-5550
                                                        karen.howard@cmworks.com
                                                        ------------------------




                 COLUMBUS MCKINNON TO PROVIDE STRATEGIC OUTLOOK

               ESTABLISHES LONG-TERM GOAL OF $1 BILLION IN REVENUE

NEW YORK, N.Y., February 1, 2008 - Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, will outline its strategy to continue to grow the business and announce its long-term goals at an investor seminar it is hosting here today.

Timothy T. Tevens, President and Chief Executive Officer of Columbus McKinnon, will discuss the Company's long-term goal of achieving $1 billion in revenue driving towards an equal balance between domestic and international sales. Strategically, this growth is expected to occur through a combination of organic increases and selective acquisitions, with acquisitions expected to add approximately $100 to $200 million in sales. With an emphasis on innovation, Columbus McKinnon plans for new products to contribute 20% to total sales in the long term.

Mr. Tevens commented, "Our vision is to be the material handling leader in the world for products which productively and safely lift, move and position, and secure material. We believe that we can continue to expand our global market share through innovation in product development and marketing, while maintaining strong profit margins and applying lean manufacturing processes throughout our organization."

He continued, "Achieving our goals is also dependent on finding and acquiring at the right price bolt-on businesses that expand or deepen our reach into targeted geographic or industrial markets or enhance our product offering." Columbus McKinnon strategically targets companies globally with sales under $50 million and that will be synergistic and generally accretive to earnings in the first year.

Columbus McKinnon announced on January 24, 2008, 9.3% growth in revenue and 8.3% expansion in earnings per diluted share for its third quarter fiscal 2008 which ended December 30, 2007. On a trailing 12 month basis, the Company's current revenue is approximately $612 million, comprised of 66% domestic and 34% international sales.

Karen L. Howard, Chief Financial Officer of Columbus McKinnon, will discuss additional financial goals which include achieving a working capital to revenue ratio of 15 percent and an inventory turnover ratio of six to seven times. Columbus McKinnon is targeting to maintain operating margins in the 12 to 14 percent range. It is focused on having a strong and flexible balance sheet and a gross debt to total capitalization ratio of around 30 percent, allowing for flexibility to 50 percent for acquisitions. At December 30, 2007, Columbus McKinnon's gross debt to total capitalization ratio was 34.9%.

Other topics that will be covered by additional members of the executive management team during today's seminar include the Company's lean manufacturing initiatives, new product development program, new market opportunities, international growth opportunities and its plans for employee excellence.

The seminar will be webcast beginning at approximately 8:30 a.m. ET and can be accessed at Columbus McKinnon's Web site: http://www.cmworks.com. It will also be broadcast over MultiVu, a service of PR Newswire, at: http://www.videonewswire.com/event.asp?id=45620. You must have Windows Media Player or RealPlayer's audio software on your computer to listen to the webcast. Both are available for downloading at the Columbus McKinnon Web site and the MultiVu Web site at no charge.

You may access an archived webcast of the presentation on Columbus McKinnon's Web site at: http://www.cmworks.com until April 30, 2008. A transcript of the presentation will be posted to the Web site, when available.

Slides of the presentations given at today's seminar are also available on the Company's website at www.cmworks.com.
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ABOUT COLUMBUS MCKINNON
-----------------------

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its web site at http://www.cmworks.com.
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SAFE HARBOR STATEMENT
---------------------

THIS NEWS RELEASE CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, STATEMENTS CONCERNING FUTURE REVENUE AND EARNINGS, INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE THE ACTUAL RESULTS OF THE COMPANY TO DIFFER MATERIALLY FROM THE RESULTS EXPRESSED OR IMPLIED BY SUCH STATEMENTS, INCLUDING GENERAL ECONOMIC AND BUSINESS CONDITIONS, CONDITIONS AFFECTING THE INDUSTRIES SERVED BY THE COMPANY AND ITS SUBSIDIARIES, CONDITIONS AFFECTING THE COMPANY'S CUSTOMERS AND SUPPLIERS, COMPETITOR RESPONSES TO THE COMPANY'S PRODUCTS AND SERVICES, THE OVERALL MARKET ACCEPTANCE OF SUCH PRODUCTS AND SERVICES, THE EFFECT OF OPERATING LEVERAGE, THE PACE OF BOOKINGS RELATIVE TO SHIPMENTS, THE ABILITY TO EXPAND INTO NEW MARKETS AND GEOGRAPHIC REGIONS, THE SUCCESS IN ACQUIRING NEW BUSINESS, THE SPEED AT
WHICH SHIPMENTS IMPROVE, AND OTHER FACTORS DISCLOSED IN THE COMPANY'S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE THE FORWARD-LOOKING INFORMATION CONTAINED IN THIS RELEASE.


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